As filed with the Securities and Exchange Commission on December 28, 2001
                               File No. 333-64177

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                        POST-EFFECTIVE AMENDMENT NO. 4 ON
                                    FORM S-2
                                       TO
                       REGISTRATION STATEMENT ON FORM SB-2
                                      Under
                           The Securities Act of 1933
                        INTERVEST BANCSHARES CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)
                               __________________

          DELAWARE                                              13-3699013
(State or other jurisdiction of                               (IRS Employer
 incorporation or organization)                           Identification Number)
                               __________________
                              10 Rockefeller Plaza
                                   Suite 1015
                          New York, New York 10020-1903
                                  (212)218-2800

   (Address, Including Zip Code, and Telephone Number, Including Area Code of
                   Registrant's Principal Executive Offices)
                               __________________
                                                       Copy to:
Lawrence G. Bergman                                    Thomas E. Willett Esq.
Vice President                                         Harris Beach LLP
Intervest Bancshares Corporation                       99 Garnsey Road
10 Rockefeller Plaza (Suite 1015)                      Pittsford, New York 14534
New York, New York 10020-1903                          (716) 419-8800
(212-218-2800)

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                               __________________

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [x]
     If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this form check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ x ] 333-64177
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               __________________

PRIOR REGISTRATION - RULE 429

* As permitted by Rule 429, the Prospectus included herein also relates to: a Registration Statement on Form SB-2 (No. 333-5013) with respect to shares of Class A Common Stock issuable upon conversion of debentures; a Registration Statement on Form SB-2 (No. 333-82246) with respect to 675,000 Warrants and 675,000 shares of Class A Common Stock; a Registration Statement on Form SB-2 (No. 333-3522) with respect to 613,500 Warrants and 613,500 shares of Class A Common Stock; a Registration Statement on Form SB-2 (No. 333-26583) with respect to 240,165 Warrants, 240,165 shares of Class A Common Stock and 150,000 shares of Class B Common Stock; and a Registration Statement on Form SB-2 (No. 333-33419) related to 965,683 Warrants and 965,683 shares of Class A Common Stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8 (a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

                  Subject to Completion Dated December 28, 2001

Prospectus


                        INTERVEST BANCSHARES CORPORATION
              (A Bank Holding Company for Intervest National Bank)

         This prospectus covers shares of our Class A Common Stock and Class B Common Stock that we may issue whenever someone exercises warrants that we previously issued. We have issued warrants which currently entitle the holders to purchase up to 2,455,218 shares of Class A Common Stock and up to 195,000 shares of Class B Common Stock. This prospectus also covers shares of Class A Common Stock that we may issue upon conversion of debentures. We have issued convertible debentures which allow the holders to currently convert them into up to 692,308 shares of our Class A Common Stock.

         Our Class A Common Stock is listed on the Nasdaq SmallCap Market under the symbol "IBCA".

         Please see "Risk Factors" beginning on page 5 to read about certain factors you should consider.

                                _________________

      THE SECURITIES OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION
                        OR ANY OTHER GOVERNMENTAL AGENCY.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY
      BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------- ----------------------------- ----------------------------- ------------------------------

                                                                       Underwriting
                                                                       Discounts and                 Proceeds to
                                        Price to Public               Commissions(1)                  Company(2)
-------------------------------- ----------------------------- ----------------------------- ------------------------------

Per Share(2)                                  (3)                           $0                            (3)
-------------------------------- ----------------------------- ----------------------------- ------------------------------

Per Warrant(2)(4)                             ---                           $0                            ---
-------------------------------- ----------------------------- ----------------------------- ------------------------------

Total(2)                                  $24,592,294                       $0                        $24,592,524
-------------------------------- ----------------------------- ----------------------------- ------------------------------

(1) The Company will not use brokers or dealers in connection with this offering.

(2)      Before  deducting  expenses  estimated at $6,000.  The Company will not
         receive  any  proceeds  in  connection   with  the  conversion  of  its
         debentures.

(3) Warrants related to 1,370,815 shares of Class A Common Stock are at an exercise price of $6.67 per share; Warrants related to 1,084,403 shares of Class A Common Stock are at an exercise price of $10.01 per share. Warrants related to 145,000 shares of Class B Common Stock are at an exercise price of $6.67 per share and Warrants related to 50,000 shares of Class B Common Stock are at an exercise price of $10.00 per share.

(4)      The Company has attributed no value to the Warrants.

                      The date of this Prospectus is , 2001

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary............................................................3
Risk Factors..................................................................4
Ratio of Earnings to Fixed Charges and Preferred Dividends....................8
Where You Can Find More Information...........................................9
Forward-Looking Information..................................................10
Use of Proceeds..............................................................10
Determination of Offering Price..............................................10
Plan of Distribution.........................................................11
Business of Intervest........................................................11
Subsequent Events............................................................17
Description of Intervest Securities..........................................18
Legal Matters................................................................21
Experts......................................................................21

                              ABOUT THIS PROSPECTUS

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities covered by this prospectus or soliciting offers to purchase the securities covered by this prospectus in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information regarding Intervest Bancshares and the securities being sold in this offering and our audited consolidated financial statements contained in our Form 10-K for the fiscal year ended December 31, 2000, and our unaudited consolidated financial statements contained in our Form 10-Q for the quarter ended September 30, 2001, which are incorporated by reference in this prospectus.

The Company

         Intervest Bancshares Corporation is a bank holding company (the "Holding Company") incorporated under the laws of the State of Delaware whose wholly-owned subsidiaries at September 30, 2001 were Intervest National Bank, a a nationally-chartered bank, and Intervest Corporation of New York, a New York corporation investing in real estate mortgage loans.

         Intervest National Bank, which opened for operations on April 1, 1999, is a full-service commercial bank with its office in Rockefeller Plaza in New York City and with five full-service banking offices in Clearwater and Pinellas County, Florida. Intervest Corporation of New York is located in Rockefeller Plaza in New York City and is in the business of investing in commercial and multifamily residential mortgage loans. The Company completed its acquisition of Intervest Corporation of New York in March of 2000. Unless the context otherwise requires, references in this prospectus to the "Company" include Intervest
Bancshares Corporation and its subsidiaries. Intervest National Bank is sometimes referred to as the "Bank."

         The principal business of the Bank is to attract deposits and to loan or invest those deposits on profitable terms. The Bank offers a variety of deposit accounts which are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000 per depositor. The lending of the Bank consists primarily of real estate loans, commercial loans and consumer loans. The Bank is one of several providers of funds for such purposes in its market areas, and its lending policies, deposit products and related services are intended to meet the needs of individuals and businesses in those market areas. The principal business of Intervest Corporation of New York is investing in real estate mortgage loans secured by income-producing real property.

The Offering

Securities Offered.....................     2,455,218  shares  of Class A Common
                                            Stock   issuable  upon  exercise  of
                                            Warrants and 195,000 shares of Class
                                            B   Common   Stock   issuable   upon
                                            exercise  of  Warrants,  and 692,308
                                            shares  of  Class  A  Common   Stock
                                            currently  issuable upon  conversion
                                            of Debentures.  See  "Description of
                                            Capital Stock" and  "Description  of
                                            Debentures."

Shares of Class A Common
Stock currently outstanding............     3,544,629(1)

Shares of Class A Common
Stock outstanding after
Exercise of Class A Warrants
and conversion of Debentures...........     6,692,155

Shares of Class B Common
Stock currently outstanding............     355,000

Shares of Class B Common
Stock outstanding after
Exercise of Class B Warrants...........     550,000

Class A Common Stock...................     The Class A Common  Stock is  listed
                                            on   the   Nasdaq   Stock   Market's
                                            SmallCap  Market  under  the  symbol
                                            "IBCA."

Use of Proceeds........................     We intend  to apply the net proceeds
                                            of  this  Offering   to our  capital
                                            for   general  corporate   purposes,
                                            including   the  financing   of  the
                                            expansion of our operations  through
                                            the  infusion  of  capital  to   our
                                            subsidiaries. See "Use of Proceeds."

Investment Considerations..............     Investors    should   consider   the
                                            information   discussed   under  the
                                            heading "Risk Factors."

(1) Does not include: (i) 355,000 shares of Class A Common stock issuable upon the conversion of issued and outstanding shares of Class B Common Stock;
     (ii) 2,455,218 shares of Class A Common Stock issuable upon exercise of Warrants for Class A Common Stock; (iii) 195,000 shares of Class A Common Stock issuable upon conversion of Class B Common Stock issuable upon exercise of Warrants for Class B Common Stock; and (iv) 692,308 shares of Class A Common Stock issuable upon conversion of the Company's Convertible Subordinated Debentures.

The Company and Its Subsidiaries

Intervest Bancshares Corporation
--------------------------------

     Intervest Bancshares Corporation (the "Holding Company"), is a Delaware corporation organized in 1993 as a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The principal executive offices of the Holding Company are located at 10 Rockefeller Plaza (Suite 1015), New York, New York 10020, and its telephone number is (212) 218-2800. The Holding Company's primary business is the ownership and operation of Intervest National Bank and Intervest Corporation of New York. Unless the context otherwise requires, references in this prospectus to the Company include Intervest Bancshares Corporation and its subsidiaries. The Holding Company, through its ownership of the Bank, is engaged in the commercial banking business and its primary source of earnings is derived from income generated by its ownership and operation of the Bank. In March of 2000, the Holding Company completed the acquisition of Intervest Corporation of New York.

     The Holding Company is a legal entity separate and distinct from the Bank and Intervest Corporation of New York. There are various legal limitations with respect to the Bank's financing or otherwise supplying funds to the Holding Company. In particular, under federal banking law, the Banks may not declare a dividend that exceeds undivided profits. In addition, federal banking laws prohibit or restrict the Bank from extending credit to the Holding Company under certain circumstances.

     Intervest National Bank, has its headquarters and a full-service banking office at One Rockefeller Plaza in New York City and has a total of five full-service banking offices in Pinellas County, Florida.

Intervest National Bank
-----------------------

     Intervest National Bank is a national bank which received its charter from the Office of the Comptroller of the Currency ("OCC") and opened for operations on April 1, 1999. Intervest National Bank is a full-service commercial bank and is subject to the supervision of and examination by the OCC. The principal executive office of Intervest National Bank is located at One Rockefeller Plaza, Suite 300, New York, New York 10020 and its telephone number is (212) 218-8383. Effective July 20, 2001, Intervest Bank, which was also a subsidiary of the Company, merged into Intervest National Bank.

     The Bank primarily focuses on providing personalized banking services to businesses and individuals within its market areas. The Bank originates commercial loans to businesses, collateralized and uncollateralized consumer loans, and real estate loans (primarily commercial and multifamily real estate loans). The Bank's income is derived principally from interest and fees earned in connection with their lending activities, interest and dividends on securities, short-term investments and other services. Provisions for loan loss reserves also affect the Bank's income. Its principal expenses are interest paid on deposits and operating expenses. The Bank's operations are also significantly affected by local economic and competitive conditions in their market areas. Changes in market interest rates, government legislation and policies concerning monetary and fiscal affairs, and the attendant actions of the regulatory authorities all have an impact on the Bank's operations.

     The Bank is subject to examination and comprehensive regulation by the OCC and its deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the extent permitted by law.

Intervest Corporation of New York

     Intervest Corporation of New York is a New York corporation engaged in the business of investing in commercial and multi-family mortgage loans on income-producing property. The principal executive office of Intervest Corporation of New York is located at 10 Rockefeller Plaza, Suite 1015, New York, New York 10020, and its telephone number is (212) 218-2800.

                                  RISK FACTORS

     Before you invest in our securities, you should be aware that there are various risks, including those described below. You should carefully consider these risks together with all of the other information included in this prospectus, incorporated by reference in this prospectus, and filed as exhibits to our registration statement before you decide to purchase shares of our Class A common stock.

     A prospective investor should review and consider carefully the following risk factors, together with the other information contained in this prospectus in evaluating an investment. The prospectus contains certain forward-looking statements and actual results could differ materially from those projected in the forward-looking statements as a result of numerous factors, including those set forth below and elsewhere in the prospectus.

Management's Broad Discretion Over Proceeds
-------------------------------------------

     None of the proceeds of the Offering have yet been committed to specific applications. All determinations concerning the use and investment of the proceeds will be made by management of the Company. See "Use of Proceeds."

Dividends
---------

     Since its inception, the Holding Company has not paid any dividends on its common stock and there is no immediate prospect or contemplation of the payment of such dividends.

     Dividends paid by the Holding Company are subject to the financial conditions of both the Holding Company and its subsidiaries as well as other business considerations. In addition, banking regulations limit the amount of dividends that may be paid by the Bank to the Holding Company without prior regulatory approval. The amount of allowable dividends which could be payable by the Holding Company are in substance limited to net profits earned by the Holding Company, less any earnings retention consistent with the Holding Company's capital needs, asset quality and overall financial condition. Distributions paid by the Holding Company to shareholders will be taxable to the shareholders as dividends, to the extent of the Holding Company's accumulated current earnings and profits.

     The payment of dividends by the Bank to the Holding Company is regulated by various state and federal laws and by regulations promulgated by the the OCC, which restrict the payment of dividends under certain circumstances. In addition, such regulations also impose certain minimum capital requirements which affect the amount of cash available for the payment of dividends by regulated banking institutions such as the Bank. Even if the Bank is able to generate sufficient earnings to pay dividends, there is no assurance that the Board of Directors might not decide or be required to retain a greater portion of the Bank's earnings in order to maintain or achieve the capital deemed necessary or appropriate. The occurrence of any of these events would decrease the amount of funds potentially available for the payment of dividends by the Bank to the Holding Company. In addition, in some cases, the Bank's regulators could take the position that it has the power to prevent the Bank from paying dividends if, in its view, such payments would constitute unsafe or unsound banking practices. Further, the determination of whether dividends are paid and their frequency and amount will depend upon the financial condition and performance of the Bank and the Company, and other factors deemed appropriate by the Boards of Directors of the Bank and of the Holding Company. Accordingly, there can be no assurance that any dividends will be paid in the future by the Bank or the Holding Company.

Adequacy of Allowance For Loan Losses
-------------------------------------

     There is a risk that losses may be experienced in the Company's loan portfolio. The risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan. Management maintains an allowance for loan losses which is established through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that management believes will be adequate to absorb possible losses inherent in existing loans and loan commitments, based on evaluations of collectability and prior loss experience. Management evaluates the adequacy of the allowance monthly, or more frequently if considered necessary. The evaluation takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, loan concentrations, specific problem loans and commitments and current and anticipated economic conditions that may affect the borrower's ability to repay.

     Intervest Corporation of New York does not have an allowance for loan losses. At September 30, 2001, there were no non-performing assets. The Bank actively manages its nonperforming loans in an effort to minimize credit losses and monitors its asset quality to maintain an adequate loan loss allowance. Although management believes that its allowance for loan losses is adequate, there can be no assurance that the allowance will prove sufficient to cover future loan losses. Further, although management uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to the Bank's nonperforming or performing loans. Material additions to the Bank's allowances for loan losses would result in a decrease of the Company's net income, and possibly its capital, and could result in the inability to pay dividends, among other adverse consequences.

Supervision and Regulation
--------------------------

     Bank holding companies and banks operate in a highly regulated environment and are subject to the supervision and examination by several federal and state regulatory agencies. The Company is subject to the BHCA and to regulation and supervision by the FRB. Intervest National Bank is subject to the regulation and supervision of the OCC. Federal and state laws and regulations govern matters ranging from the regulation of certain debt obligations, changes in control of bank holding companies, and the maintenance of adequate capital for the general business operations and financial condition of the Bank, including permissible types, amounts and terms of loans and investments, the amount of reserves against deposits, restrictions on dividends, establishment of branch offices, and the maximum rate of interest that may be charged by law. The FRB also possesses cease and desist powers over bank holding companies to prevent or remedy unsafe or unsound practices or violations of law. These and other restrictions limit the manner by which the Bank and the Company may conduct their business and obtain financing. Furthermore, the commercial banking business is affected not only by general economic conditions, but also by the monetary policies of the FRB. These monetary policies have had and/or are expected to continue to have significant effects on the operating results of commercial banks. Although the Company believes that it is in compliance in all material respects with applicable state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future which could make compliance more difficult or expensive, or otherwise affect the ability of the Bank to attract deposits and make loans.

Competition
-----------

     Competition in the banking and financial services industry is intense. In its primary market areas, the Bank competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, and other lenders and investors operating locally and elsewhere. Most of these competitors have substantially greater resources and lending limits than the Bank and may offer certain services that the Bank does not provide at this time. In making its investments, Intervest Corporation of New York also faces significant competition from banks, insurance companies, savings and loan associations, mortgage bankers, pension funds, real estate investment trusts, limited partnerships, and other lenders and investors with the same or similar investment objectives. The profitability of the Company depends upon the ability of the Bank and Intervest Corporation of New York to compete in their market areas.

Local Economic Conditions
-------------------------

     The success of the Company and its subsidiaries is dependent to a certain extent upon the general economic conditions in geographic markets served by its subsidiaries. The Bank focuses on the New York metropolitan region and Pinellas County, Florida and the immediate surrounding areas. Although the Company expects economic conditions will continue to improve in these market areas, there is no assurance that favorable economic development will occur or that the Bank's expectation of corresponding growth will be achieved. Adverse changes in their geographic markets would likely impair the Bank's and Intervest Corporation of New York's ability to collect loans and could otherwise have a negative effect on the financial condition of the Company. While none of the properties underlying the Company's mortgages were directly impacted by the terrorist acts of September 11, 2001, it is unclear what impact those events may have on properties in the New York metropolitan area.

Lack of Diversification
-----------------------

     The primary business activity of the Holding Company consists of its ownership and control of the capital stock of the Bank and Intervest Corporation of New York. As a result, the Company presently lacks diversification as to business activities and market areas, and any event affecting the Bank or Intervest Corporation of New York will have a direct impact on the Company.

Dependence on Key Personnel

     The Company and its subsidiaries are dependent upon the services of their principal officers. If the services of any of these persons were to become unavailable for any reason, the operation of the Company and its subsidiaries might be adversely affected in a material manner. The Bank presently has a written employment agreement with its President, and Intervest Corporation of New York has an employment agreement with its Chairman. Neither the Company nor any of its subsidiaries maintains key man life insurance policies on executives and do not have any immediate plans to obtain such policies. The successful development of the Company's business will depend, in part, on its and the Banks' ability to attract or retain qualified officers and employees.

Voting Control
--------------

     As of the date of this Prospectus, the three original shareholders of the Company and a related party own 2,221,000 shares of Class A Common Stock or approximately 63% of the issued and outstanding shares of Class A Common Stock of the Company. These same persons own all of the issued and outstanding shares of Class B Common Stock. See "Management -- Security Ownership of Certain Beneficial Owners and Management." The shares of Class B Common Stock, as a separate class, are entitled to elect two-thirds of the directors of the Company. As a result, voting control will continue to rest with the three persons.

Interest Rates
--------------

     The principal source of income for the Company is its net interest income, which is affected by movements in interest rates. Although the Bank monitors its interest rate sensitivity and attempts to reduce the risk of the significant decrease in net interest income caused by a change in interest rates, rising interest rates could nevertheless adversely affect the Bank's results of operations.


                       RATIO OF EARNINGS TO FIXED CHARGES

                                                       Nine Months Ended                Fiscal Years Ended
                                                     ---------------------------------------------------------------
                                                     September 30,    December 31,    December 31,       December 31,
                                                         2001            2000            1999                1998
                                                     -------------    ------------    ------------       ------------
Ratio of earnings to fixed charges(1)
       Excluding interest on deposits                    1.71            1.53            1.31                1.42
       Including interest on deposits                    1.22            1.19            1.16                1.23

----------

(1) The ratio of earnings to fixed charges has been computed by dividing earnings (before the provision for income taxes and fixed charges) by fixed charges. Fixed charges consist of interest expense incurred during the period and amortization of deferred debenture offering costs.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission ("SEC") a registration statement on Form S-2 under the Securities Act of 1933 registering Class A common stock. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement. Also, any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. We are also required to file periodic reports and other information with the SEC under the Securities Exchange Act. Accordingly, we file reports, including our annual reports on Form 10-K, our quarterly reports on Form 10-Q, and current reports on Form 8-K, and other information with the Commission.

         You may read and copy the registration statement, including the attached exhibits, and any reports, statements or other information that we may file, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004, and at the SEC`s Midwest Regional Office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can request copies of these documents, upon payment of the duplicating fee, by writing to the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC's Internet site (http://www.sec.gov).

         The SEC allows us to "incorporate by reference" information we have filed with it, which means that we can disclose important information to you by referring you to those previously filed documents. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below.

         * Our Annual Report on Form 10-K for the year ended December 31, 2000.

         * Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

         A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 are being delivered with this prospectus. The above filings are also available at the SEC's offices and Internet site described above. We will also provide you, and any beneficial owner, with a copy free of charge, of any of the documents identified above that we incorporate by reference into this prospectus, but do not deliver with this prospectus. You may request a copy of the filings by writing or telephoning us at the following address: Intervest Bancshares Corporation, 10 Rockefeller Plaza (Suite 1015), New York, New York 10020, Attention: Secretary; telephone (212) 218-2800.

                           FORWARD-LOOKING INFORMATION

         This prospectus, together with the documents incorporated by reference into this prospectus, contains forward-looking statements, which are not statements of historical facts. We have based these forward-looking statements on our current expectations and projections about future events, based on the information currently available to us. The forward-looking statements include, among other things, our expectations and estimates about business operations, strategies and future financial performance.

         The forward-looking statements are subject to risks, uncertainties and assumptions about us, and about the future, and could prove to be wrong. Important factors that could cause actual results to differ materially from our expectations are discussed in this prospectus, including the forward-looking statements included in this prospectus and under "Risk Factors." Among the factors that could impact our ability to achieve our goals are: changes in economic conditions in the Company's market areas; changes in policies by regulatory agencies; fluctuations in interest rates; demand for loans; and competition.

         We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

                                 USE OF PROCEEDS

         The net proceeds to the Company will depend upon the number of Warrants actually exercised and cannot be determined at this time. However, assuming all of the Warrants were to be exercised, the net proceeds to the Company would be approximately $24.6 million.

         The net proceeds of the Offering will become a part of the Company's capital funds to be used for general corporate purposes, including, without limitation, the financing of the expansion of the Company, the Bank's or Intervest Corporation of New York's business through acquisitions, the establishment of new branches or subsidiaries, and the infusion of capital to the Bank and Intervest Corporation of New York and any future subsidiaries of the Company. Neither the Company nor any of its subsidiaries currently has any plans, understandings, arrangements or agreements, written or oral, with respect to the establishment of any branches or with respect to any specific acquisition prospect, and none of them is presently negotiating with any party with respect thereto.

         The actual application of the net proceeds will depend on the capital needs of the Holding Company's subsidiaries, the Company's own financial requirements and available business opportunities. None of the uses described herein constitute a commitment by the Company to expend the proceeds in a particular manner. The Company reserves the right to make shifts in the allocation of the proceeds from this offering if future events, including changes in the economic climate or the Company's planned operations, make such shifts necessary or desirable. In such events, proceeds may be applied to the working capital requirements of the Company, the Bank or Intervest Corporation of New York. Pending their ultimate application, the net proceeds will be invested in such relatively short-term investments or otherwise applied as management may determine.

                         DETERMINATION OF OFFERING PRICE

         Although the Company's Class A Common Stock is presently traded over the counter and quoted on the NASDAQ Small Cap Market under the symbol IBCA, at the time of original issuance of the warrants, there was no established trading market for any of the Company's securities. The exercise prices for the Warrants and the conversion prices for the debentures were established based upon a number of factors, including the following: (i) the financial condition of the Company and its subsidiaries; (ii) the experience of management; and (iii) the general status of the securities markets and other relevant factors. The Company has reviewed the exercise and conversion prices from time to time and recently approved certain reductions in the exercise price of warrants and the conversion prices of debentures, which revised prices are described in this prospectus.

                              PLAN OF DISTRIBUTION

         The Company's Warrants are not exercisable and its Debentures are not convertible unless the Company has a current prospectus covering the shares issuable upon exercise of the Warrants or conversion of the Debentures and this prospectus covers those shares.

         With respect to the shares of Class A Common Stock and Class B Common Stock issuable upon exercise of the Warrants, those shares shall be issued by the Company, from time to time, upon exercise by the holders thereof of the Warrants. Shares of Class A Common Stock or Class B Common Stock may be purchased by the holders of Warrants only by mailing or delivering a completed and duly executed Election to Purchase Form which is on the reverse side of the Warrant Certificate, together with payment of the then applicable exercise price per share for each warrant surrendered to the Bank of New York, the Company's warrant agent, prior to expiration of the warrant. Payment may be made in certified funds, cashier check, bank draft or bank check, payable to the order of the Warrant Agent. All funds received by the Warrant Agent from the exercise of warrants will be forwarded to the Company.

         With respect to the shares of Class A Common Stock issuable upon conversion of the Debentures, those shares will be issued upon written notice to the Company at the office maintained for that purpose and delivery of the certificate representing the Debentures to be converted.

                              BUSINESS OF INTERVEST

General

Intervest Bancshares Corporation
--------------------------------

         Intervest Bancshares Corporation is a registered bank holding company (the "Holding Company") incorporated in 1993 under the laws of the State of Delaware. Its principal office is located at 10 Rockefeller Plaza, Suite 1015, New York, New York 10020, and its telephone number is 212-218-2800. The Holding Company's Class A common stock was approved for listing on the NASDAQ SmallCap Market (Symbol: IBCA) in November 1997. Prior to then, there had been no established trading market for the securities of the Holding Company. The Holding Company owns 100% of the outstanding capital stock of Intervest National Bank and Intervest Corporation of New York. Hereinafter, the Holding Company, Intervest National Bank and Intervest Corporation of New York are referred to as the "Company," on a consolidated basis. Intervest National Bank may be referred to as the "Bank."

         The Holding Company's primary business is the operation of the Bank and Intervest Corporation. It does not engage in any other substantial business activities other than a limited amount of mortgage lending. In 1998 and February 2001, the Holding Company also sold convertible subordinated debentures in the aggregate principal amounts of $7,000,000 and $3,500,000, respectively, for working capital purposes.

Intervest National Bank
-----------------------

         Intervest National Bank is a nationally chartered commercial bank that opened for business on April 1, 1999. It is located at One Rockefeller Plaza in New York City and provides full commercial banking services, including Internet banking through its Web Site: www.intervestnatbank.com.

         The Holding Company and is subject to examination and regulation by the Federal Reserve Board (the "FRB") and the Bank's deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the extent permitted by law. Intervest National Bank is subject to the supervision and regulation of the Office of the Comptroller of the Currency (the "OCC").

         The Bank conducts a personalized commercial and consumer banking business, which consists of attracting deposits from the areas served by their banking offices. Intervest National Bank also uses the Internet for attracting its deposits, which can attract deposit customers from within as well as outside its primary market area. The deposits, together with funds derived from other sources, are used to originate a variety of real estate, commercial and consumer loans and to purchase investment securities. The Bank emphasizes multifamily and commercial residential real estate lending and also offers commercial and consumer loans.

         As is the case with banking institutions generally, the Bank's operations are significantly influenced by general economic conditions and by related monetary and fiscal policies of banking regulatory agencies, including the FRB, FDIC, and the OCC. Deposit flows and the rates paid thereon are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. The Bank faces strong competition in the attraction of deposits and in the origination of loans.

         The revenues of the Bank are primarily derived from interest on and fees received in connection with loans, and from interest and dividends from securities and other short-term investments. The principal sources of funds for the Banks' lending activities are deposits, repayment of loans, maturities and calls of securities, and cash flow generated from operating activities. The Banks' principal expenses are interest paid on deposits and operating and general and administrative expenses.

Intervest Corporation of New York
---------------------------------

         Intervest Corporation of New York is in the business of investing primarily in commercial and multifamily real estate mortgage loans or income producing properties, such as office and commercial properties and multifamily residential apartment buildings. It also makes loans on other types of properties and may resell mortgages. Intervest Corporation of New York is located at 10 Rockefeller Plaza in New York City.

         Intervest Corporation of New York was acquired on March 10, 2000 by the Holding Company. In the acquisition, all the outstanding capital stock of Intervest Corporation of New York was acquired in exchange for 1,250,000 shares of the Holding Company's Class A common stock. Former shareholders of Intervest Corporation of New York are officers and directors of Intervest Corporation of New York and the Holding Company. The acquisition was accounted for at historical cost similar to the pooling-of-interests method of accounting. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income and expenses of both companies are combined and recorded at their historical cost amounts. Accordingly, all prior financial information in this prospectus has been adjusted to include the accounts of Intervest Corporation of New York. All material intercompany accounts and transactions have been eliminated in consolidation.

         Intervest Corporation of New York's operations are significantly influenced by movement of interest rates and by general economic conditions, particularly those in the New York City metropolitan area, where most of the properties that secure its mortgage loans are concentrated.

Market Area

         The Bank's facilities are located in Rockefeller Center in New York City and in Pinellas County, Florida. Pinellas County is the most populous county in the Tampa Bay area of Florida (with an estimated resident population of over 800,000 people). The area has many more seasonal residents. The Tampa Bay area is located on the West Coast of Florida, midway up the Florida peninsula. The major cities in the area are Tampa (Hillsborough County) and St. Petersburg and Clearwater (Pinellas County). The Bank's deposit gathering and lending markets are concentrated in the communities surrounding its offices in Clearwater and South Pasadena, Florida. Management believes that its offices are located in an area serving small and mid-sized businesses and serving middle and upper income residential communities.

         Its  deposit  gathering  market  also  includes  its  Web  Site  on the
Internet: www.intervestnatbank.com, which attracts deposit customers from both within and outside the Bank's primary market area.

         Intervest Corporation of New York's lending activities have been concentrated in the New York City metropolitan area. It also makes loans in other states, including Connecticut, Florida, New Jersey, North Carolina, Pennsylvania, Virginia and Washington D.C.

         During the last three years, the economy of the New York City metropolitan area has shown increased growth as evidenced by local employment growth statistics. Improvement can also be seen in the local real estate market as reflected in increased existing home sales and real estate values during the past few years. It is presently unclear, moreover, what impact the terrorist acts of September 11, 2001 will have on real estate in the City of New York.

Competition

         The deregulation of the banking industry and the widespread enactment of state laws that permit multi-bank holding companies, as well as an increasing level of interstate banking, have created a highly competitive environment for commercial banking. In one or more aspects of their business, the Bank competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Most of these competitors, some of which are affiliated with large bank holding companies, have substantially greater resources and lending limits, and may offer services that the Bank does not currently provide. In addition, many of the Bank's non-bank competitors are not subject to the same extensive Federal regulations that govern bank holding companies and Federally insured banks.

         Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans and other credit and service charges, other credit terms (including origination fees and restrictive covenants) the quality and scope of the services rendered, the convenience of banking facilities and, in the case of loans to commercial borrowers, relative lending limits. Management believes that a community bank is better positioned to establish personalized banking relationships with both commercial customers and individual households. The Bank's community commitment and involvement in its primary market areas, as well as their commitment to quality and personalized banking services are factors that contribute to each Bank's competitiveness. Management believes a locally-based bank is often perceived by the local business community as possessing a clearer understanding of local commerce and their needs. Consequently, management believes that the Bank can compete successfully in its primary market areas by making prudent lending decisions quickly and more efficiently than their competitors, without compromising asset quality or profitability, although no assurances can be given that such factors will assure success. In addition, management believes a personalized service approach enables the Bank to attract and retain core deposits.

         In making its investments, Intervest Corporation of New York also experiences significant competition from banks, insurance companies, savings and loan associations, mortgage bankers, pension funds, real estate investment trusts, limited partnerships, and other lenders and investors engaged in purchasing mortgages or making real property investments with investment objectives similar in whole or in part to its own. An increase in the general availability of funds may increase competition in the making of investments in mortgages and real property, and may reduce the yields available therefrom.

Asset Quality

         The Bank seeks to maintain a high level of asset quality when considering investments in securities and the originations of loans. In originating loans, the Bank places emphasis on the borrower's ability to generate cash flow to support its debt obligations and other cash related expenses. The Bank's lending activities are conducted pursuant to written policies and defined lending limits. Depending on their type and size, certain loans must be reviewed and approved by a Loan Committee comprised of certain members of the Board of Directors prior to being originated. As part of its loan portfolio management strategy, loan-to-value ratios (the ratio that the original principal amount of the loan bears to the lower of the purchase price or appraised value of the property securing the loan at the time of origination) on new loans originated by the Bank typically do not exceed 80%. In addition, physical inspections of properties being considered for mortgage loans are made as part of the approval process.

         The Bank's Loan Committee, as well as its senior management and lending officers, concentrate their efforts and resources on loan review and underwriting procedures. Internal controls include ongoing reviews of loans made to monitor documentation and ensure the existence and valuations of collateral. The Bank also has in place a review process with the objective of quickly identifying, evaluating and initiating necessary corrective actions for any problem loans.

         Intervest Corporation of New York's current investment policy related to mortgages emphasizes investments in short-term real estate mortgages secured by income producing real property. The properties to be mortgaged are personally inspected by management, and mortgage loans are made only on those properties where management is knowledgeable as to operating income and expense. Intervest Corporation of New York generally relies upon its management in connection with the valuation of properties. From time to time, however, it may engage independent appraisers and other agents to assist in determining the value of income producing properties underlying mortgages, in which case the costs associated with such services are generally paid by the mortgagor.

         Intervest Corporation of New York does not have formal policies regarding the percentage of its assets that may be invested in any single mortgage, the type of mortgage loans and investments it can make, the geographic location of properties collateralizing those mortgages, limits as to loan-to-value ratios, or the loan approval process.

         There can be no assurance that a downturn in real estate values, as well as other economic factors, would not have an adverse impact on the Company's profitability.

Lending Activities

         The Company's lending activities include real estate loans and commercial and consumer loans. Real estate loans include primarily the origination of loans for commercial and multifamily properties. While the Company's lending activities include single-family residential mortgages, such lending has not been emphasized. Commercial loans are originated for working capital funding. Consumer loans include those for the purchase of automobiles, boats, home improvements and investments.

Commercial and Multifamily Real Estate Mortgage Lending
-------------------------------------------------------

         Almost all of the Company's loan portfolio is comprised of loans secured by commercial and multifamily real estate, including rental and cooperative apartment buildings, office buildings and shopping centers. Commercial and multifamily mortgage lending generally involves greater risk than 1-4 family residential lending. Such lending typically involves larger loan balances to single borrowers and repayment of loans secured by income producing properties is typically dependent upon the successful operation of the underlying real estate.

         Mortgage loans on commercial real estate and multifamily properties are normally originated for terms of no more than 20 years, many with variable interest rates that are based on the prime rate. Additionally, many loans have an interest rate floor which resets upward along with any increase in the loan's interest rate. This feature reduces the loan's interest rate exposure to periods of declining interest rates.

         Mortgage loans on commercial and multifamily properties typically provide for periodic payments of interest and principal during the term of the mortgage, with the remaining principal balance and any accrued interest due at the maturity date. The majority of the mortgages owned by the Company provide for balloon payments at maturity, which means that a substantial part or the entire original principal amount is due in one lump sum payment at maturity. If the net revenue from the property is not sufficient to make all debt service payments due on the mortgage or, if at maturity or the due date of any balloon payment, the owner of the property fails to raise the funds (by financing, sale or otherwise) to make the lump sum payment, the Company could sustain a loss on its investment in the mortgage loan. The Company's mortgage loans are generally not personal obligations of the borrower and are not insured or guaranteed by governmental agencies or otherwise.

Commercial Lending
------------------

         The Bank offers a variety of commercial loan services including term loans, lines of credit and equipment financing. Short-to-medium term commercial loans, both collateralized and uncollateralized, are made available to businesses for working capital needs (including those secured by inventory, receivables and other assets), business expansion (including acquisitions of real estate and improvements), and the purchase of equipment and machinery. The Bank's commercial loans are typically underwritten on the basis of the borrower's ability to make repayment from the cash flow of its business and are generally collateralized as discussed above. As a result, the availability of funds for the repayment of commercial loans may be substantially dependent on the success of the business itself. Further, the collateral underlying the loans may depreciate over time, cannot be appraised with as much precision as residential real estate, and may fluctuate in value based on the success of the business.

Consumer Lending
----------------

         The Bank offers consumer loans including loans for: the purchase of automobiles, recreation vehicles and boats; second mortgages; home improvements; home equity lines of credit; and personal loans (both collateralized and uncollateralized). Consumer loans typically have a short term and carry higher interest rates than other types of loans. In addition, consumer loans pose additional risks of collectability when compared to traditional types of loans granted by commercial banks such as residential mortgage loans. In many instances, the Bank is required to rely on the borrower's ability to repay the loan from personal income sources, since the collateral may be of reduced value at the time of collection.

Loan Solicitation and Processing
--------------------------------

         Loan originations are derived from the following: advertising in newspapers; referrals from mortgage brokers; existing customers and borrowers;

walk-in customers; and through direct solicitation by the Company's officers.

         The Company's underwriting procedures normally require the following: l inspections by management of properties being considered for mortgage loans; mortgage title insurance and hazard insurance; and an appraisal of the property securing the loan to determine the property's adequacy as security, performed by an appraiser approved by the Company. In addition, the Company analyzes relevant real property and financial factors, which in certain cases may include: the condition and use of the subject property; the property's income-producing capacity; and the quality, experience and creditworthiness of the property's owner.

         For commercial and consumer loans, upon receipt of a loan application from a prospective borrower, a credit report and other verifications are obtained to substantiate specific information relating to the applicant's employment income and credit standing. An appraisal, where required, of any real estate intended to collateralize the proposed loan is undertaken by an appraiser approved by the Company.

Real Estate Investing Activities

         The Company, from time to time, may purchase equity interests in real property or it may acquire such an equity interest pursuant to a foreclosure upon a mortgage in the normal course of business. With respect to such equity interests in real estate, the Company may acquire and retain title to properties either directly or through a subsidiary. While no such transactions are presently pending, the Company would consider the expansion of its business through investments in or acquisitions of other companies engaged in real estate or mortgage business activities. While the Company has not previously made acquisitions of real property or managed income producing property, its management has had substantial experience in the acquisition and management of properties and, in particular, multifamily residential properties.

Investment Activities

         The Bank's investment policies and strategies are reviewed and approved by the Board of Directors. The Company has historically purchased securities that are issued directly by the U.S. government or one of its agencies. Accordingly, the Company's investments in securities carry a significantly lower credit risk than its loan portfolio. To manage interest rate risk, the Company normally purchases securities that have adjustable rates or securities with fixed rates that have short- to intermediate-maturity terms. From time to time, a securities available-for-sale portfolio may be maintained to provide flexibility for implementing asset and liability management strategies. The Company does not engage in trading activities.

         The Company also invests in various money-market instruments, including overnight and term federal funds, short-term bank commercial paper, and certificates of deposit. These investments are used to temporarily invest available funds resulting from deposit-gathering operations and normal cash flow from operations.

Deposit-Gathering Activities

         The Bank's primary sources of funds consist of the following: retail deposits obtained through their branch offices and through the mail; amortization, satisfactions and repayments of loans; the maturities and calls of securities; and cash provided by operating activities.

         Deposit accounts are solicited from individuals, small businesses and professional firms located throughout the Banks' primary market areas through the offering of a broad variety of deposit services. Intervest National Bank also uses its Web site on the Internet: www.intervestnatbank.com, which attracts deposit customers from both within and outside its primary market area. Deposit services include the following: certificates of deposit (including denominations of $100,000 or more); individual retirement accounts (IRAs); other time deposits; checking and other demand deposit accounts; negotiable order of withdrawal (NOW) accounts; savings accounts; and money-market accounts. Interest rates offered by the Bank on deposit accounts are normally competitive with those in the principal market areas of the Bank. In addition, the determination of rates and terms also considers the Banks' liquidity requirements, growth goals, capital levels and federal regulations. Maturity terms, service fees and withdrawal penalties on deposit products are reviewed and established by the Bank on a periodic basis.

         The Bank also offers ATM services with access to local, state and national networks, wire transfers, direct deposit of payroll and social security checks and automated drafts for various accounts. In addition, the Bank offers safe deposit boxes to its customers, as well as Internet banking services. The Bank periodically reviews the scope of the banking products and services it offers in order to determine whether to add to or modify them, consistent with market opportunities and available resources.

Other Sources of Funds

         From time to time, the Bank purchases federal funds to manage liquidity needs.

         The Bank has agreements with correspondent banks whereby it may borrow up to $6,000,000 on an unsecured basis. There were no outstanding borrowings under these agreements at December 31, 2000, 1999 or 1998. In December of 2001, the Company sold $15 million of trust preferred securities, the proceeds of which were contributed to the capital of Intervest National Bank.

         Intervest Corporation of New York's principal sources of funds consist of borrowings (through the sale of its debentures), mortgage repayments and cash flow generated from operations.

Supervision and Regulation

         Bank holding companies and banks are extensively regulated under both federal and state laws and regulations that are intended to protect depositors. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in the applicable law or regulation may have a material effect on the business and prospects of the Holding Company and its subsidiaries.

Bank Holding Company Regulation
-------------------------------

         As a bank holding company registered under the Bank Holding Company Act of 1956 (BHCA), the Holding Company is subject to the regulation and supervision of the FRB. The Holding Company is required to file with the FRB periodic reports and other information regarding its business operations and those of its subsidiaries. Under the BHCA, the Holding Company's activities and those of its subsidiaries are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity which the FRB determines to be so closely related to banking or managing or controlling banks as to be properly incident thereto.

         As a bank holding company, the Holding Company is required to obtain the prior approval of the FRB before acquiring direct or indirect ownership or control of more than 5% of the voting shares of a bank or bank holding company. The FRB will not approve any acquisition, merger or consolidation that would have a substantial anticompetitive result, unless the anti-competitive effects of the proposed transaction are outweighed by a greater public interest in meeting the needs and convenience of the public. The FRB also considers managerial, capital and other financial factors in acting on acquisition or merger applications. A bank holding company may not engage in, or acquire direct or indirect control of more than 5% of the voting shares of any company engaged in any non-banking activity, unless such activity has been determined by the FRB to be closely related to banking or managing banks. The FRB has identified by regulation various non-banking activities in which a bank holding company may engage with notice to, or prior approval by, the FRB.

         The FRB monitors the capital adequacy of bank holding companies and uses risk-based capital adequacy guidelines to evaluate bank holding companies on a consolidated basis. The guidelines require a ratio of "Tier 1" or Core Capital, as defined in the guidelines, to total risk-weighted assets of at least 4% and a ratio of total capital to risk-weighted assets of at least 8%.

         The federal banking agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The FRB guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. In addition, the regulations of the FRB provide that concentration of credit risk and certain risk arising from nontraditional activities, as well as an institution's ability to manage these risks, are important factors to be taken into account by regulatory agencies in assessing an organization's overall capital adequacy.

         The FRB and the other federal banking agencies have adopted amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the agency's determination of a banking institution's capital adequacy. The amendments require such institutions to effectively measure and monitor their interest rate risk and to maintain capital adequate for that risk.

Bank Regulation
---------------

         Intervest National Bank, as a national banking association, is subject to primary supervision, examination and regulation by the OCC, FRB and FDIC. These regulators have the power to: enjoin "unsafe or unsound practices"; require affirmative action to correct any conditions resulting from any violation or practice; issue an administrative order that can be judicially enforced; direct an increase in capital; restrict the growth of a bank; assess civil monetary penalties; and remove officers and directors.

         The operations of the Bank are subject to numerous statutes and regulations. Such statutes and regulations relate to required reserves against deposits, investments, loans, mergers and consolidations, issuance of securities, payment of dividends, establishment of branches, and other aspects of the Banks' operations. Various consumer laws and regulations also affect the operations of the Banks, including state usury laws, laws relating to fiduciaries, consumer credit and equal credit, and fair credit reporting.

         The Bank is also subject to Sections 23A and 23B of the Federal Reserve Act, which governs certain transactions, such as loans, extensions of credit, investments and purchases of assets between member banks and their affiliates, including their parent holding companies. These restrictions limit the transfer of funds to the Holding Company in the form of loans, extensions of credit, investment or purchases of assets ("Transfers"), and they require that the Bank's transactions with the Holding Company be on terms no less favorable to the Bank than comparable transaction between the Bank and unrelated third parties. Transfers by the Bank to the Holding Company are limited in amount to 10% of the Bank's capital and surplus, and transfers to all affiliates are limited in the aggregate to 20% of the Bank's capital and surplus. Furthermore, such loans and extensions of credit are also subject to various collateral requirements. These regulations and restrictions may limit the Holding Company's ability to obtain funds from the Bank for its cash needs, including funds for acquisitions, and the payment of dividends, interest and operating expenses.

         The Bank is prohibited from engaging in certain tying arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. For example, the Bank may not generally require a customer to obtain other services from the Bank or the Holding Company, and may not require the customer to promise not to obtain other services from a competitor as a condition to an extension of credit. The Bank is also subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to executive officers, directors, principal stockholders or any related interest of such persons. Extensions of credit (i) must be made on substantially the same terms (including interest rates and collateral) as, and following credit underwriting procedures that are not less stringent than those prevailing at the time for, comparable transactions with persons not covered above and who are not employees and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. In addition, extensions of credit to such persons beyond limits set by FRB regulations must be approved by the Board of Directors. The Bank is also subject to certain lending limits and restrictions on overdrafts to such persons. A violation of these restrictions may result in the assessment of substantial civil monetary penalties on the Bank or any officer, director, employee, agent or other person participating in the conduct of the affairs of the Bank or the imposition of a cease and desist order.

         Applicable law provides the Federal banking agencies with broad powers to take prompt corrective action to resolve problems of insured depository institutions. The extent of those powers depends upon whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized." Under federal regulations, a bank is considered "well capitalized" if it has (i) a total risk-based capital ratio of 10% or greater, (ii) a Tier 1 risk-based capital ratio of 6% or greater, (iii) a leverage ratio of 5% or greater and (iv) is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure. An "adequately capitalized" bank is defined as one that has (i) a total risk-based capital ratio of 8% or greater,
(ii) a Tier 1 risk-based capital ratio of 4% or greater, and (iii) a leverage ratio of 4% or greater (or 3% or greater in the case of a bank with a composite CAMELS rating of 1). A bank is considered (a) "undercapitalized" if it has (i) a total risk-based capital ratio of less than 8%, (ii) a Tier 1 risk-based capitalized ratio of less than 4%, or (iii) a leverage ratio of less than 4% (or 3% in the case of a bank with a composite CAMELS rating of 1); (b) "significantly undercapitalized" if a bank has (i) a total risk-based capital ratio of less than 6%. (ii) a Tier 1 risk-based Capital ratio of less than 3% or
(iii) a leverage ratio of less than 3%, and (c) "critically undercapitalized" if a bank has a ratio of tangible equity to total assets equal to or less than 2%. At September 30, 2001, December 31, 2000 and 1999, the Bank met the definition of a well-capitalized institution.

         The deposits of the Bank are insured by the FDIC through the Bank Insurance Fund (the "BIF") to the extent provided by law. Under the FDIC's risk-based insurance system, BIF-insured institutions are currently assessed premiums of between zero and $0.27 per $100 of eligible deposits, depending upon the institution's capital position and other supervisory factors. Congress has enacted legislation that, among other things, provides for assessments against BIF insured institutions that will be used to pay certain financing corporation ("FICO") obligations. In addition to any BIF insurance assessments, BIF-insured banks are expected to make payments for the FICO obligations based upon eligible deposits each year.

                                SUBSEQUENT EVENTS

         In December, 2001, the Company issued $15million in trust preferred securities, the proceeds of which were contributed to the capital of Intervest National Bank.

                            DESCRIPTION OF SECURITIES

         This description summarizes some of the provisions of our restated certificate of incorporation, a copy of which has been included as an exhibit to our registration statement. If you want more complete information, you should read the provisions of our restated certificate of incorporation.

Description of Capital Stock

General
-------

         The Company's Certificate of Incorporation provides for two classes of common capital stock consisting of 9,500,000 shares of Class A Common Stock, par value $1.00 per share, and 700,000 shares of Class B Common Stock, par value $1.00 per share. In addition, the Company's Certificate of Incorporation provides for 300,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"). The Company's Certificate of Incorporation authorizes the Board of Directors, without shareholder approval, to fix the preferences, limitations and relative rights of the Preferred Stock, to establish one or more series or classes of Preferred Stock, and to determine the variations between each such series or class. No shares of Preferred Stock are issued or outstanding.

         As of the date of this Prospectus, there were issued and outstanding 3,544,629 shares of Class A Common Stock, 2,221,000 of which are held by the initial stockholders of the Company and a related party and 355,000 shares of Class B Common Stock were held by the same initial stockholders.

Common Stock
------------

         Both classes of common stock have equal voting rights as to all matters, except that, so long as at least 50,000 shares of Class B Common Stock remain issued and outstanding, the holders of the outstanding shares of Class B Common Stock are entitled to vote for the election of two-thirds of the directors (rounded up to the nearest whole number) and the holders of the outstanding shares of Class A Common Stock are entitled to vote for the remaining directors of the Company. Under Delaware law, the holders of Class A and Class B Common Stock would be entitled to vote as separate classes upon certain matters which would adversely affect or subordinate the rights of a class.

         Subject to preferences that may be applicable to any outstanding shares of Preferred Stock (none of which are presently outstanding), holders of Class A Common Stock are entitled to share ratably in dividends when and as declared by the Company's Board of Directors out of funds legally available therefor. See "Dividends."

         The holders of Class A Common Stock and Class B Common Stock share ratably in dividends when and as declared by the Board of Directors.

         The shares of Class B Common Stock are convertible, on a share for share basis, into Class A Common Stock, at any time and from time to time after January 1, 2000. Neither Class A nor Class B Common Stock holders have any preemptive rights as to additional issues of common stock. Shareholders are subject to no assessments and, upon liquidation, both Class A and Class B common shareholders would be entitled to participate equally per share in the assets of the Company available to common shareholders.

Class A Warrants
----------------

         As of the date of this prospectus, 2,455,218 warrants were outstanding to purchase the Company's Class A Common Stock as follows:

         Warrants totaling 1,370,815 entitle the registered holders thereof to purchase one share of Class A Common Stock at a price of $6.67 per share. These warrants expire on December 31, 2002, (provided that the Company may establish an earlier expiration date on not less than 30 nor more than 90 days' notice) except for 501,465, which expire on January 31, 2007;

         Warrants totaling 962,403 entitle the registered holders thereof to purchase one share of Class A Common Stock at a price of $10.01 per share from January 1, 2002 to December 31, 2002. These warrants expire on December 31, 2002 (provided that the Company may establish an earlier expiration date on not less than 30 nor more than 90 days' notice); and

         Warrants totaling 122,000 entitle the registered holders thereof to purchase one share of Class A common stock at a price of $16.00 per share in 2001 and $10.01 per share in 2002. These warrants also expire on December 31, 2002.

         Except for the exercise price, the expiration dates and the redemption provisions, all of the outstanding warrants related to Class A Shares are alike in all respects and the following discussions apply to all of the warrants for Class A Common Stock.

         The exercise price is subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Warrant may exercise such Warrant or any portion thereof by surrendering the certificate representing the Warrant to the Company's transfer and warrant agent, with the subscription on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. The Warrant may be exercised at any time until expiration of the Warrant. No fractional shares will be issued upon the exercise of the Warrants. Warrants may not be exercised as to fewer than 100 shares unless exercised as to all Warrants held by the holder thereof. The exercise prices of the Warrants have been arbitrarily determined by the Company and are not necessarily related to the Company's book value, net worth or other established criteria of value. The exercise price should in no event be regarded as an indication of any future market price of the securities offered hereby. The Warrants are not exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of common stock issuable upon exercise of such Warrants and such shares have been registered, qualified or deemed to be exempt under the securities law of the state of residence of the holders of such Warrants. Although the Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of such Warrants, there can be no assurance that it will be able to do so.

         The exercise price and the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications on or of the Class A Common Stock or sales by the Company of shares of its Class A Common Stock at a price below the then applicable exercise price of the Warrants. Additionally, an adjustment will be made in the case of a reclassification or exchange of Class A Common Stock, consolidation or merger of the Company with or into another corporation or sale of all or substantially all of the assets of the Company in order to enable warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Class A Common Stock that might otherwise have been purchased upon the exercise of the Warrant. In most cases, no adjustment will be made until the number of shares issued by the Company exceeds 5% of the number of shares outstanding after the offering and thereafter no adjustments will be made until the cumulative adjustments and exercise price per share amount to $.05 or more. No adjustment to the exercise price of the shares subject to the Warrants will be made for dividends (other than stock dividends), if any paid on the Class A Common Stock or for securities issued pursuant to a company stock option plan, if any, or other employee benefit plans of the Company.

         The Board of Directors also has the authority to make certain revisions in the terms and conditions of the Warrants and it has exercised that authority by extending the term for exercise of certain of the warrants and by decreasing the price at which certain of the Warrants may be exercised.

         The Warrants are fully registered and may be presented to the transfer and warrant agent for transfer, exchange or exercise at any time at or prior to the close of business on the expiration date for such Warrant, at which time the Warrant becomes wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

         The Warrants do not confer upon holders any voting or any other rights as a shareholder of the Company.

Class B Warrants
----------------

         As of the date of this prospectus, there were outstanding warrants to purchase up to 195,000 shares of Class B Common Stock, of which 145,000 allow the purchase at any time prior to January 31, 2008 (provided that the Company may, at its election, establish an earlier expiration date to occur after February 1, 2007 and before January 31, 2008 by giving not less than 30 nor more than 90 days notice), at a purchase price of $6.67 per share, and 50,000 that allow the purchase at any time prior to January 31, 2008, at a purchase price of $10.00 per share. The warrant contains terms and conditions substantially in conformity with the Warrants related to shares of Class A Common Stock. In addition, the Warrant provides for an adjustment in the number of shares of Class B Common Stock purchasable upon the exercise of the Warrant and the exercise price per share in accordance with anti-dilution and other provisions which are in substantial conformity with those described above, but which relate to share issuances and recapitalizations for both Class A and Class B Common Stock.

Transfer Agent and Warrant Agent
--------------------------------

         The registrar and transfer agent for the Common Stock and the Warrant Agent for the Warrants is The Bank of New York.

Preferred Stock
---------------

         The Company's Certificate of Incorporation authorizes the Board of Directors, without further shareholder approval, to issue shares of Preferred Stock in one or more series with powers, preferences, rights, restrictions, limitations, and other qualifications that could adversely affect the voting and other rights of the holders of Common Stock.


         The Board of Directors has the authority to issue up to 300,000 shares of the Preferred Stock of the Company in any number of series (to designate the rights and preferences of such series) which could operate to render more difficult the accomplishment of mergers or other business combinations. The Board of Directors of the Company has no present intent to issue any Preferred Stock at this time. Under certain circumstances, and when, in the judgment of the Board of Directors, the action will be in the best interest of the stockholders and the Company, such shares could be used to create voting impediments or to frustrate persons seeking to gain control of the Company. Such shares could be privately placed with purchasers friendly to the Board of Directors in opposing a hostile takeover bid. In addition, the Board of Directors could authorize holders of a series of Preferred Stock to vote either separately as a class or with the holders of the Company's Common Stock on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts or delaying, deferring or preventing a change in control of the Company. Such an occurrence, in the event of a hostile takeover attempt, may have an adverse impact on stockholders who may wish to participate in such offer. The issuance of new shares could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board of Directors consider the action of such entity or person not to be in the best interest of the stockholders and the Company. The Board of Directors is not aware of any present attempt or effort by any person to accumulate the Company's securities or obtain control of the Company.

Restrictions on Changes in Control
----------------------------------

         Under the Federal Change in Bank Control Act (the "Control Act"), a notice must be submitted to the FRB if any person, or group acting in concert, seeks to acquire 10% or more of any class of outstanding voting securities of the Company, unless the FRB determines that the acquisition will not result in a change of control of the Company. Both the Class A Common Stock and the Warrants are deemed to be voting securities for these purposes. Under the Control Act, the FRB has 60 days within which to act on such notice, taking into consideration certain factors, including the financial and managerial resources of the acquiror, the convenience and needs of the community served by the bank holding company and its subsidiary banks, and the antitrust effects of the acquisition. Under the BHCA a company is generally required to obtain prior approval of the FRB before it may obtain control of a bank holding company. Control is generally described to mean the beneficial ownership of 25% or more of all outstanding voting securities of a company.

Description of the Series 5/14/98 Convertible Subordinated Debentures

General

         The Debentures are unsecured subordinated obligations of the Company, limited to an aggregate principal amount of $6,930,000 and mature on July 1, 2008. The Debentures were issued pursuant to an Indenture dated as of June 1, 1998 (the "Indenture") between the Company and the Bank of New York, as trustee (the "Trustee"). Interest on the Debentures accrues each calendar quarter at the rate of 8% per annum. In addition, interest accrues each calendar quarter on the balance of the accrued interest as of the last day of the preceding calendar quarter at the same interest rate. All accrued interest on the Debentures is payable at the maturity of the Debentures, whether by acceleration, redemption or otherwise.

         Any debenture holder may, on or before July 1 of each year, commencing July 1, 2003, elect to be paid all accrued interest on the Debentures and to thereafter receive payments of quarterly interest. The election must be made after April 1 and before May 31 and the holder will receive a payment of accrued interest on July 1 and will thereafter receive quarterly payments of interest on the first day of each January, April, July and October until the maturity date. Once made, an election to receive interest is irrevocable. Quarterly interest is payable to holders of record on the first day of the month preceding the interest payment date.

Subordination of Debentures

         The Debentures are general unsecured obligations of the Company limited to $6,930,000 principal amount. The Debentures are subordinated in payment of principal and interest to all Senior Indebtedness. The term Senior Indebtedness is defined in the Indenture to mean all indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, which (i) is secured, in whole or in part, by any asset or assets owned by the Company or by a corporation, a majority of whose voting stock is owned by the Company or a subsidiary of the Company ("Subsidiary"), or (ii) arises from unsecured borrowings by the Company from commercial banks, savings banks, savings and loan associations, insurance companies, companies whose securities are traded in a national securities market, or any majority-owned subsidiary of any of the foregoing, or (iii) arises from unsecured borrowings by the Company from any pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), or (iv) arises from borrowings by the Company which are evidenced by commercial paper, or (v) other unsecured borrowings by the Company which are subordinate to indebtedness of a type described in clauses
(i), (ii) or (iv) above, or (vi) is a guaranty or other liability of the Company of, or with respect to any indebtedness of, the subsidiary of the type described in clauses (ii), (iii) or (iv) above. As of December 31, 1997, the Company had no senior indebtedness. There is no limitation or restriction in the Debentures or the Indenture on the creation of senior indebtedness by the Company on the amount of such senior indebtedness to which the Debentures may be subordinated. There is also no limitation on the creation or amount of indebtedness which is pari passu with (i.e. having no priority of payment over and not subordinated in right of payment to) the Debentures.

         Upon any distributions of any assets of the Company in connection with any dissolution, winding-up, liquidation or reorganization of the Company, the holders of all senior indebtedness will first be entitled to receive payment in full of the principal and premium, if any, thereof and any interest due thereof, before the holders of the Debentures are entitled to receive any payment upon the principal of or interest on the Debentures, and thereafter payments to the debenture holders will be pro rata with payments to holders of pari passu indebtedness. In the absence of any such events, the Company is obligated to pay principal of and interest on the Debentures in accordance with their terms. The Company will not maintain any sinking fun for the retirement of any of the Debentures.

Conversion Rights

         The Debentures are convertible, at the option of the holder, into shares of Class A Common Stock of the Company at any time prior to April 1, 2008 (subject to prior redemption by the Company on not less than 30 days notice and not more than 90 days notice), at a current conversion price of $10.01 per share through December 31, 2003, which conversion price increases annually thereafter on January 1 of each year. The Company reserves the right, from time to time in its discretion to establish conversion prices per share which are less than the conversion prices set forth above, which lower prices shall remain in effect for such periods as the Company may determine and as shall be set forth in a written notice to the holders of Debentures. The Company has, on two occasions, reduced the price at which the Debentures may be converted during specified periods.

         The conversion price is subject to adjustment in certain events, including (i) dividends (and other distributions) payable in Class A Common Stock on any class of capital stock of the Company, (ii) the issuance to all holders of common stock of rights or warrants entitling them to subscribe for or purchase Class A Common Stock at less than the current market price (as defined), (iii) subdivisions, combinations and reclassifications of common stock, (iv) distributions to all holders of Class A Common Stock of evidence of indebtedness of the Company or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to above and any dividend or distribution paid exclusively in cash.

         Fractional shares of Class A Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay cash adjustment equal to the portion of the principal and/or interest not converted into whole shares.

Transfers

         The Debentures are transferable on the books of the Company by the registered holders thereof upon surrender of the Debentures to the Registrar appointed by the Company and, if requested by the Registrar, shall be accompanied by a written instrument of transfer in form satisfactory to the registrar. The Company has appointed The Bank of New York as the "Registrar" for the Debentures. The person in whose name any Debenture is registered shall be treated as the absolute owner of the Debenture for all purposes, and shall not be affected by any notice to the contrary. Upon transfer, the Debentures will be canceled, and one or more new registered Debentures, in the same aggregate principal amount, of the same maturity and with the same terms, will be issued to the transferee in exchange therefor. (Art. 2, Sec. 2.07(a)).

Duties of the Trustee

         The Indenture provides that in case an Event of Default (as defined) shall occur and continue, the Trustee will be required to use the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his own affairs in the exercise of its power. While the Trustee may pursue any available remedies to enforce any provision of the Indenture or the Debentures, the holders of a majority in principal amount of all outstanding Debentures may direct the time, method, and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Debenture holders, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

Redemption

         The Company may, at its option, at any time call all or any part of the Debentures for payment, and redeem the same at any time prior to the maturity thereof. The redemption price for any redemption of Debentures is the face amount. In all cases, the Debenture Holder will also receive interest accrued to the date of redemption. Notice of redemption must be sent by first class mail, postage prepaid, to the registered holders of the Debentures not less than 30 days nor more than 90 days prior to the date the redemption is to be made. In the event of a call for redemption, no further interest shall accrue after the redemption date on any Debentures called for redemption. (Art. 3, Section 3.03, Paragraph 5). Since the payment of principal of, interest on, or any other amounts due on the Debentures is subordinate in right of payment to the prior payment in full of all Senior Indebtedness upon the dissolution, winding up, liquidation or reorganization of the Company, no redemption will be permitted upon the happening of such an event.

Limitation On Dividends and Other Payments

         The Indenture provides that the Company will not declare or pay any dividend or make any distribution on its Capital Stock (i.e. any and all shares, interests, participations, rights or other equivalents of the Company's stock) or to its shareholders (other than dividends or distributions payable in Capital Stock), or purchase, redeem or otherwise acquire or retire for value, or permit any Subsidiary to purchase or otherwise acquire for value, Capital Stock of the Company, if at the time of such payment, or after giving effect thereto, an Event of Default, as hereinafter defined, shall have occurred and be continuing or a default shall occur as a result thereof; provided, however, that the foregoing limitation shall not prevent (A) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment complied with the provisions of such limitation, or (B) the acquisition or retirement of any shares of the Company's Capital Stock by exchange for, or out of the proceeds of the sale of shares of, its Capital Stock. (Art. 4, Section 4.04).

Discharge Prior to Redemption or Maturity

         If the  Company at any time  deposits  with the  Trustee  money or U.S.
Government Obligations sufficient to pay principal and interest on the Debentures prior to their redemption or maturity, the Company will be discharged from the Indenture, provided certain other conditions specified in the Indenture are satisfied. In the event of such deposit, which is irrevocable, Debenture Holders must look only to the deposited money and securities for payment. U.S. Government Obligations are securities backed by the full faith and credit of the United States. (Art. 8, Section 8.01(2)).

Access of Information to Security Holders

         Debenture Holders may obtain from the Trustee information necessary to communicate with other Debenture Holders. Upon written application to the Trustee by any three or more Debenture Holders stating that such Debenture Holders desire to communicate with other Debenture Holders with respect to their rights under the Indenture or under the Debentures, and upon providing the Trustee with the form of proxy or other communication which the Debenture Holders propose to transmit, and upon receipt by the Trustee from the Debenture Holders of reasonable proof that each such Debenture Holder has owned a Debenture for a period of at least six months preceding the date of such application, the Trustee shall, within five business days after the receipt of such information, either (a) provide the applicant Debenture Holders access to all information in the Trustee's possession with respect to the names and addresses of the Debenture Holders; or (b) provide the applicant Debenture Holders with information as to the number of Debenture Holders and the approximate cost of mailing to such Debenture Holders the form of proxy or other communication, if any, specified in the applicant Debenture Holders' application, and upon written request from such applicant Debenture Holders and receipt of the material to be mailed and of payment, the Trustee shall mail to all the Debenture Holders copies of the from of proxy or other communication so specified in the request. (Art. 2, Section 2.08).

Compliance with Conditions and Covenants

         Upon any request by the Company to the Trustee to take any action under the Indenture, the Company is required to furnish to the Trustee (i) an officers' certificate of the Company stating that all conditions and covenants in the Indenture relating to the proposed action have been complied with and
(ii) an opinion of counsel stating that, in the opinion of such counsel, all such conditions and covenants have been complied with. (Art. 11, Sec. 11.03).

Amendment, Supplement and Waiver

         Subject to certain exceptions, the Indenture or the Debentures may be amended or supplemented, and compliance by the Company with any provision of the Indenture or the Debentures may be waived, with the consent of the holders of a majority in principal amount of the Debentures outstanding. Without notice to or consent of any holders of Debentures, the Company may amend or supplement the Indenture or the Debentures to cure any ambiguity, omission, defect or inconsistency, or to make any change that does not adversely affect the rights of any holders of Debentures. However, without the consent of each holder of Debentures affected, an amendment, supplement or waiver may not reduce the amount of Debentures whose holders must consent to an amendment, supplement or waiver, reduce the rate or extend the time for payment of interest on any Debentures (except that the payment of interest on Debentures may be postponed for a period not exceeding three years from its due date with the consent of holders of not less than 75% in principal amount of Debentures at the time outstanding, which consent shall be binding upon all holders), reduce the principal of or extend the fixed maturity of any Debentures, make any Debentures payable in money other than that stated in the Indenture, make any change in the subordination provisions of the Indenture that adversely affects the rights of any holder of Debentures or waive a default in the payment of principal of or interest on, or other redemption payment on any Debentures. (Art. 9, Sec. 9.02).

Defaults and Remedies

         Each of the following is an "Event of Default" under the Indenture: (a) failure by the Company to pay any principal on the Debentures when due; (b) failure by the Company to pay any interest installment on the Debentures within thirty days after the due date; (c) failure to perform any other covenant or agreement of the Company made in the Indenture or the Debentures, continued for sixty days after receipt of notice thereof from the Trustee or the holders of at least 25% in principal amount of the Debentures; and (d) certain events of bankruptcy, insolvency or reorganization. (Art. 6, Sec. 6.01). If an Event of Default (other than those described in clause (d) above) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Debentures, by notice to the Company, may declare the principal of and accrued interest on all of the Debentures to be due and payable immediately. If an Event of Default of the type described in clause (d) above occurs, all unpaid principal and accrued interest on the Debentures shall automatically become due and payable without any declaration or other act on the part of the Trustee or any holder. (Art. 6, Sec. 6.02). Holders of Debentures may not enforce the Indenture or the Debentures except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Debentures unless it receives indemnity and security satisfactory to it. Subject to certain limitations, the holders of a majority in principal amount of the Debentures may direct the Trustee in its exercise of any trust or power conferred on the Trustee, and may rescind an acceleration of the Debentures. The Trustee may withhold from holders of Debentures notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interest. (Art. 6, Secs. 6.05 and 6.06).


         The Indenture requires the Company to furnish to the Trustee an annual statement, signed by specified officers of the Company, stating whether or not such officers have knowledge of any Default under the Indenture, and, if so, specifying each such Default and the nature thereof. (Art. 4, Sec. 4.03).

Federal Income Tax Consequences

         Holders of the Debentures are required to include in their income for federal income tax purposes all of the accrued but unpaid interest for each taxable year, since such amounts constitute interest income within the meaning of the applicable provisions of the Internal Revenue Code of 1986, as amended to date (the "Code"). As a result, such debenture holders are required to pay taxes on interest which has accrued, although such interest will not be paid until maturity of the Debenture.

         Interest payments received by holders of Debentures who have elected to received quarterly payments of interest will be includable in the income of such holders for federal income tax purposes for the taxable year in which the interest was received, except with respect to the payment of accrued interest that has been included in their income in prior years.

         Holders who hold the Debentures for investment purposes should treat all reportable interest (whether actually received or accrued) as portfolio income under applicable code provisions.

         The Company's deposit of funds with the Trustee to effect the discharge of the Company's obligations under the Debentures and the Indenture prior to redemption or maturity of the Debentures, will have no effect on the amount of income realized or recognized (gain or loss) by the Debenture Holders or the timing of recognition of gain or loss for federal income tax purposes.

                                  LEGAL MATTERS

         Harris Beach LLP, Rochester, New York will pass on certain legal matters in connection with the offering, including the validity of the issuance of securities being offered hereby.

                                     EXPERTS

         The consolidated balance sheets of Intervest Bancshares Corporation and Subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of earnings, comprehensive income, changes in stockholders' equity and cash flows for the three-year period ended December 31, 2000 appearing in Intervest Bancshares Corporation's Annual Report (Form 10-K) for the year ended December 30, 2000, have been incorporated herein by reference in reliance on the reports of Hacker, Johnson & Smith PA, Tampa, Florida, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein, which is based in part on the report of Richard A. Eisner & Company, LLP, New York, New York, independent auditors included therein and incorporated herein by reference. The financial statements referred to above are incorporated herein by reference. in reliance upon such reports, given on the authority of those firms as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth expenses in connection with the issuance and distribution of the securities being registered. All amounts except the registration fee payable to the Securities and Exchange Commission are estimates.

         SEC Registration Fee.....................................    $     None
         Legal Fees and Expenses..................................*   $    2,000
         Accountants Fees and Expenses............................*   $    3,000
         Printing and Engraving Fees..............................*   $    1,000
         Blue Sky Fees and Expenses...............................*   $    1,000
         Transfer Agent and Registration Fee and Expenses.........          None
         Miscellaneous............................................*   $    1,000
           Total Issuance and Distribution Expenses...............    $    6,000

*Estimated

Item 15. Indemnification of Directors and Officers.

         Section 145 of the General Corporation Law of Delaware provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         The Company's bylaws provide that the Company will indemnify the officers and directors of the Company to the fullest extent permitted under the laws of the State of Delaware. In that regard, the Company is obligated to indemnify officers and directors of the Company from and against any and all judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys' fees, actually and necessarily incurred by an officer or director as a result of any action or proceeding, or any appeal therein, to the extent such amounts may be indemnified under the laws of Delaware; and to pay any officer or director of the Company in advance of the final disposition of any civil or criminal proceeding, the expenses incurred by such officer or director in defending such action or proceeding. The Company's obligation to indemnify its officers and directors continues to individuals who have ceased to be officers or directors of the Company and to the heirs and personal representatives of former officers and directors of the Company.

Item 16. Exhibits.
                                  EXHIBIT INDEX

Exhibit Number                                 Description of Exhibit
--------------                                 ----------------------

 5.1                                           Opinion of Harris Beach LLP

24.1 Consent of Harris Beach LLP is included in the Opinion of Harris Beach LLP, filed as Exhibit 5.1

24.2                                           Consent   of  Hacker,  Johnson  &
                                               Smith PA

24.3                                           Consent  of  Richard  A. Eisner &
                                               Company, LLP

Item 17. Undertakings.

    (a)           The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c)  The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

         (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 27th day of December, 2001.

                                               INTERVEST BANCSHARES CORPORATION
                                               (Registrant)


                                               By:  /s/ Lowell S. Dansker
                                                    ---------------------
                                                    Lowell S. Dansker, President

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement or Amendment has been signed by the following persons in the capacities and on the dates indicated.

                                    Title                            Date
                                    -----                            ----

/s/ Lawrence G. Bergman      Vice President, Secretary         December 27, 2001
-----------------------      and Director
(Lawrence G. Bergman)


                             Director                          December 27, 2001
-----------------------
(Michael A. Callen)


/s/ Jerome Dansker           Chairman of the Board,            December 27, 2001
------------------           Executive Vice President,
(Jerome Dansker)             Director


/s/ Lowell S. Dansker        President, Treasurer, and         December 27, 2001
---------------------        Director (Principal Executive,
(Lowell S. Dansker)          Financial and Accounting Officer)



/s/ Wayne F. Holly           Director                          December 27, 2001
------------------

/s/ Edward J. Merz           Director                          December 27, 2001
------------------
(Edward J. Merz)


/s/ Lawton Swan, III         Director                          December 27, 2001
--------------------
(Lawton Swan, III)


/s/ Thomas E. Willett        Director                          December 27, 2001
---------------------
(Thomas E. Willett)


/s/ David J. Wilmott         Director                          December 27, 2001
--------------------
(David J. Wilmott)

/s/ Wesley T. Wood           Director                          December 27, 2001
------------------
(Wesley T. Wood)

                                  EXHIBIT INDEX

Exhibit Number                                 Description of Exhibit

 5.1                                           Opinion of Harris Beach LLP

24.1 Consent of Harris Beach LLP is included in the Opinion of Harris Beach LLP, filed as Exhibit 5.1

24.2                                           Consent  of  Hacker,   Johnson  &
                                               Smith PA

24.3                                           Consent  of  Richard  A. Eisner &
                                               Company, LLP